Exhibit 10.22
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of July 21, 2003 (the “Effective Date”) between VOLCANO THERAPEUTICS, INC. (as defined below, “Volcano”), a Delaware corporation, and AVE GALWAY LIMITED (as defined below, “Medtronic”), a corporation existing under the laws of the Republic of Ireland.
RECITALS
     WHEREAS, pursuant to an Asset Purchase Agreement dated as of July 21, 2003, (the “APA”) Volcano has acquired substantially all of the assets associated with the functional measurement and IVUS businesses of JOMED, Inc. and its Affiliates (the “JOMED Acquisition”);
     WHEREAS, in connection with the JOMED Acquisition, Volcano has hired 22 engineers who, prior to the JOMED Acquisition, were employed or retained by JOMED, Inc. or its Affiliates in the IVUS businesses of JOMED, Inc. (the “JOMED Engineers”); a list of the JOMED Engineers, including the address, telephone number and rate of pay of each JOMED Engineer, is set forth as Exhibit A;
     WHEREAS, simultaneous with the closing of the JOMED Acquisition, Volcano and Medtronic will enter into a Supply Agreement, an Option to Distribute Agreement and a Right of First Negotiation and First Refusal Agreement and this Agreement; and
     WHEREAS, the parties desire to enter into this agreement under which Volcano shall grant Medtronic a license relating to certain assets associated with the JOMED Acquisition.
AGREEMENT
     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.
     “Agreement” means this Agreement and all Exhibits and Schedules hereto.

     “Confidential Information” means any written or tangible information of one of the parties (the “disclosing party”) which is disclosed to the other party (the “receiving party”) that is not generally known to the public and that is marked or identified as “Confidential,” “Proprietary” or the like, including, without limitation, trade secrets and know-how,, excluding information which:
     (a) was already in the possession of or known by the receiving party prior to its receipt from the disclosing party;
     (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;
     (c) is or becomes available to receiving party from a source other than the disclosing party which source, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto;
     (d) has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or
     (e) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party provided the receiving party provides the disclosing party notice of the intended disclosure in order for the disclosing party to take such action it deems appropriate to protect the confidentiality of the information to be disclosed.
     “Exclusive Field” means therapeutic catheters, therapeutic guidewires or other therapeutic intravascular devices that incorporate an ultrasonic imaging transducer, and related equipment pertaining to such therapeutic catheters, therapeutic guidewires or other therapeutic intravascular devices that incorporate an ultrasonic imaging transducer, other than with respect to such therapeutic catheters, therapeutic guidewires or other therapeutic intravascular devices that fall within the Non-Exclusive Field. The Exclusive Field shall include, but is not limited to therapeutic catheters, therapeutic guidewires or other therapeutic intravascular devices used or marketed to image or diagnose and treat: (i) aneurismal disease; (ii) valvular disease; or (iii) diseases of the myocardium excluding atherosclerosis. The Exclusive Field does not include kits where the diagnostic IVUS device is merely packaged with the therapeutic device.
     “Fields” means the Non-Exclusive Field and the Exclusive Field.
     “Invention” means any new and useful invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable related to the IVUS Assets, conceived, reduced to practice or otherwise made, developed or demonstrated to have utility by either party during the term of this Agreement.
     “IVUS Assets” means any and all assets of any type associated with the intravascular ultrasound business of JOMED, Inc. and its Affiliates, which, pursuant to the APA, are now owned by, licensed to, possessed by, under the control of, or otherwise acquired by Volcano, and improvements thereon. For the avoidance of doubt, “IVUS Assets” does not include the Philips Technology.
     “Know-How” means all know-how, trade secrets, expertise, discoveries and technical information included within the IVUS Assets as of the Effective Date, including but not limited to information embodied in drawings, designs, copyrights, copyright registrations and applications, trademarks, service marks and registrations thereof and applications therefor, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, upgrades and improvements to any of the foregoing.
     “Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, licenses, sublicenses, or third party or spousal interests of any nature.
     “Medtronic” means AVE Galway Limited and its Affiliates.
     “Medtronic Product” shall have the meaning assigned in the Supply Agreement.
     “Non-Exclusive Field” means therapeutic catheters, therapeutic guidewires or other therapeutic intravascular devices that incorporate an ultrasonic imaging transducer, and related equipment pertaining to such therapeutic catheters, therapeutic guidewires or other therapeutic intravascular devices that incorporate an ultrasonic imaging transducer, used or marketed to image or diagnose and treat atherosclerosis (including vulnerable plaque). The Non-Exclusive Field shall include, but is not limited to (i) devices incorporating IVUS Assets and stents on one catheter used or marketed to diagnose and treat atherosclerosis (including vulnerable plaque), and (ii) devices combining therapeutic and/or diagnostic IVUS capabilities used or marketed for imaging and crossing chronic total occlusion. The Non-Exclusive Field does not include kits where the diagnostic IVUS device is merely packaged with the therapeutic device.
     “Patents” means (a) all patents and patents applications included within the IVUS Assets, including the patents and patent applications set forth on Exhibit B, together with any patents that may issue based thereon; (b) all continuation, divisional, re-issue, re-examination and substitution applications that may be filed by or for the benefit of Volcano based on the foregoing referenced patents or patent application, together with any patents that may issue based thereon; and (c) all foreign applications that may be filed by or for the benefit of Volcano based on the foregoing referenced patents and patent applications, together with all patents which may issue based thereon.
     “Philips Technology” means those U.S. and foreign patents and patent applications, know-how, trade secrets and other proprietary technology, which relate to the IVUS Assets and are licensed to, or acquired by, Volcano pursuant to that Asset Transfer Agreement dated July 3, 2003 by and between Pacific Rim Medical Ventures Corp., a wholly-owned subsidiary of Volcano, and Koninklijke Philips Electronics N.V. (“Philips ATA”).

     “Product” shall have the meaning assigned in the Supply Agreement.
     “Volcano” means Volcano Therapeutics, Inc. and its Affiliates.
     “Volcano Technology” means, collectively, the Patents, Know-How and Inventions.
     1.2 Definitional Provisions.
     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.
     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.
     (c) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
     (d) The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.
ARTICLE 2
LICENSE TO MEDTRONIC
     2.1 License of Volcano Technology. Subject to the terms and conditions of this Agreement and in consideration and subject to Volcano’s receipt of the License Fee, Volcano hereby grants to Medtronic:
     (a) a fully paid, royalty-free, perpetual, irrevocable, worldwide, sublicensable, sole and exclusive license to the Volcano Technology to make, have made, use, import, distribute, sell, offer to sell and have sold products in the Exclusive Field, to practice methods covered by the Volcano Technology in the Exclusive Field, and otherwise to commercialize and exploit the Volcano Technology in the Exclusive Field.
     (b) a fully paid, royalty-free, perpetual, irrevocable, worldwide, sublicensable non-exclusive license to the Volcano Technology to make, have made, use, import, distribute, sell, offer to sell and have sold products in the Non-Exclusive Field, to practice methods covered by the Volcano Technology in the Non-Exclusive Field, and otherwise to commercialize and exploit the Volcano Technology in the Non-Exclusive Field.
     2.2 License of Philips Technology.

     (a) At such time as, and to the extent that, (i) Volcano develops any IVUS Assets or iterations thereof which utilize, or are covered by, the Philips Technology; or (ii) any Volcano product (including, without limitation, products acquired pursuant to the APA) utilizes, or is covered by, any Philips Technology and is covered by one or more Patents, Volcano hereby grants to Medtronic an exclusive, royalty-free, worldwide license (or sublicense as the case may be) to Volcano’s rights in the Philips Technology to make, have made, use, import, distribute, sell, offer to sell and have sold products in the Exclusive Field, to practice methods covered by the Philips Technology in the Exclusive Field, and otherwise to commercialize and exploit the Philips Technology in the Exclusive Field.
     (b) To the extent that, (i) Volcano develops any IVUS Assets or iterations thereof which utilize, or are covered by, the Philips Technology; or (ii) any Volcano product (including, without limitation, products acquired pursuant to the APA) utilizes, or is covered by, any Philips Technology and is covered by one or more Patents, Volcano agrees that it will use commercially reasonable efforts to grant Medtronic, to the extent that Volcano is not prohibited under the Philips ATA and related agreements from doing so, a non-exclusive, royalty-free, worldwide license (or sublicense as the case may be) to make, have made, use, import, distribute, sell, offer to sell and have sold products in the Non-Exclusive Field, to practice methods covered by the Philips Technology in the Non-Exclusive Field, and otherwise to commercialize and exploit the Philips Technology in the Non-Exclusive Field. Furthermore, if Volcano is prohibited under the Philips ATA and related agreements from granting Medtronic such license, then, to the extent that Volcano is not prohibited under the Philips ATA and related agreements from doing so, Volcano will supply to Medtronic any product in the Non-Exclusive Field covered by the Philips Technology under terms and conditions substantially similar to the Supply Agreement for the term of any patent within the Philips Technology.
     (c) To the extent that the license grant set forth in Section 2.2(a) has not become effective and no license has been granted with respect to Section 2.2(b) prior to Volcano’s consummation of a transaction with a third party whereby Volcano’s rights in and to all or a portion of the Philips Technology is assigned, sold or otherwise transferred, or exclusively licensed, to such third party, without any right or interest in such portion of the Philips Technology remaining with Volcano (a “Philips Transaction”), the rights and obligations of Medtronic and Volcano with respect to such portion of the Philips Technology under Sections 2.2(a) or 2.2(b) shall terminate on the date that such Philips Transaction is consummated. In the event Volcano reacquires through license or otherwise obtains rights to any such Philips Technology, Medtronic’s and Volcano’s rights and obligations under Sections 2.2(a) and 2.2(b) shall be revived.
     (d) Volcano agrees that to the extent the license grant set forth in Section 2.2(a) becomes effective or a license is granted with respect to Section 2.2(b), such effectiveness and grants shall not terminate upon a Philips Transaction, and any Philips Transaction shall be, and the third party in any Philips Transaction shall acquire the Philips Technology, subject to such license rights of Medtronic.

     2.3 Restriction. The licenses granted under Sections 2.1 above shall be subject to the applicable existing terms and conditions, if any, of the current agreement between JOMED, Inc. and TransVascular, Inc. to the extent such agreement is part of the assets acquired by Volcano in the JOMED Acquisition. Volcano agrees that, subject to receipt of the License Fee by Medtronic, Volcano shall not extend the term of such agreement.
ARTICLE 3
TECHNOLOGY TRANSFER & ASSISTANCE
     3.1 Hiring of JOMED Engineers by Medtronic.
     (a) Subject to Section 3.2(b), on and after the Effective Date, Volcano agrees to provide Medtronic with access to interview the JOMED Engineers and seek from said JOMED Engineers relevant hiring information for the purposes of offering employment or a consultancy arrangement to not more than two (2) of the JOMED Engineers; provided, however, that each JOMED Engineer so chosen by Medtronic to be contacted by Medtronic for the above purpose shall be reasonably acceptable to Volcano; provided, further, that should Volcano reasonably determine that such a JOMED Engineer chosen by Medtronic is not acceptable, including the determination that such JOMED Engineer is indispensable to the Product or other Volcano products, Volcano will allow Medtronic to contact and approach an alternative JOMED Engineer that is qualified for the Purpose. Without limiting the generality of the foregoing, Volcano will, but only to the extent permitted under employment laws and regulations applicable to Volcano and the JOMED Engineers, from time to time and upon Medtronic’s reasonable request provide Medtronic with information about the skills sets and expertise of, and the nature of work done by, the JOMED Engineers. Each JOMED Engineer approached by Medtronic with an offer of employment or consultancy arrangement shall have sole discretion in determining his or her acceptance or decline of such offer. The JOMED Engineers so hired or retained by Medtronic hereunder are referred to as the “Medtronic Engineers.” In the event a JOMED Engineer (or any other employee of Volcano with similar skills as the JOMED Engineers) elects on his or her own to approach Medtronic for employment or a consultancy arrangement, such Volcano employee shall count as one of the two Medtronic Engineers if Medtronic enters into an employment or consultancy arrangement with said Volcano employee.
     (b) Prior to Medtronic contacting or interviewing any of the JOMED Engineers for the purpose of offering employment or a consultancy arrangement, Medtronic shall provide Volcano 20 business days prior written notice before the intended contact date of such JOMED Engineers, which notice shall specify the names of the JOMED Engineers Medtronic intends to contact. Volcano shall have 7 business days following receipt of such notice to notify Medtronic if any or all of the JOMED Engineers are not acceptable to Volcano for hire or retention by Medtronic, which notification shall provide Medtronic with one or more alternative JOMED Engineers, as applicable. Except as to alternative JOMED Engineers designated by Volcano, the protocol set forth in this Section 3.1(b) shall apply to each JOMED Engineer Medtronic intends to contact or interview for the purpose of offering employment or consultancy.

     (c) Except as set forth in this Section 3.1, Medtronic agrees that it shall not solicit employment or consultancy arrangements to any employees or consultants of Volcano. Volcano similarly agrees that it shall not solicit employment or consultancy arrangements to any employees or consultants of Medtronic who works or worked on the projects relating to the IVUS Assets. The obligations on the parties under this Section 3.1(c) shall terminate upon the earlier of: (i) five (5) years from the Effective Date, or (ii) one (1) year after a termination of rights and obligations in accordance with Sections 3.4(a) or 3.4(b).
     (d) The Medtronic Engineers will be employees or independent consultants, as applicable, of Medtronic, and Medtronic will be responsible for the costs associated with soliciting, hiring and paying the Medtronic Engineers. Medtronic may hire or retain the Medtronic Engineers on terms (including pay and benefits) satisfactory to Medtronic and the Medtronic Engineers in each of their sole discretion.
     3.2 Access to Volcano Facilities and Personnel; Technology Transfer.
     (a) From the Effective Date until the termination of the rights and obligations in this Section 3.2(a) pursuant to Section 3.4 hereof, Volcano will permit the Medtronic Engineers to work on site at Volcano’s facilities with Volcano’s IVUS research and development personnel at no cost to Medtronic for any facility space used by such Medtronic Engineers for the sole purpose of developing products in the Fields (the “Purpose”). Whether or not the Medtronic Engineers work on site at Volcano’s facilities, the Medtronic Engineers will, at no cost to Medtronic, have reasonable access to Volcano personnel and facilities, as appropriate, so that Medtronic may pursue the development of products in the Fields and ensure reasonable compatibility as provided for pursuant to the Supply Agreement of Medtronic Products with Products.
     (b) From the Effective Date and after the expiration or termination of the rights and obligations in Section 3.2(a), Volcano shall, upon Medtronic’s reasonable request from time to time, provide Medtronic, such cooperation, as is appropriate to enable Medtronic to utilize the licenses granted to Medtronic under this Agreement. Such cooperation shall include (i) providing Medtronic with Know-How reasonably deemed necessary by Medtronic to develop or commercialize products in the Fields; and (ii) providing Medtronic with assistance from Volcano’s engineering staff to help address certain issues related to the efficient manufacture of products (such issues may include, but not be limited to, identifying and helping to resolve material issues, identifying and recommending alternatives to components that may have the potential of becoming obsolete or difficult to obtain, and assisting with the resolution of yield issues). In addition, Volcano will make available personnel as reasonably requested by Medtronic, to provide such individual training to Medtronic technical and manufacturing personnel as is necessary to enable Medtronic to utilize the licenses granted to Medtronic under this Agreement, at such reasonable times and places as Medtronic may request from time to time to develop and commercialize products in the Fields. Volcano agrees to take reasonable steps to ensure that all IVUS consoles Incorporating IVUS Assets and/or using or used with Product produced and manufactured by or on behalf of Volcano will be compatible with and interface with the products developed by Medtronic hereunder, and the parties will take all reasonable and appropriate steps to ensure such compatibility and interface concurrently with Volcano’s commercial introduction to market of any new generation of IVUS consoles incorporating IVUS Assets and/or using or used with Product or upgrades (including software and hardware upgrades) thereto. Such steps should include, if applicable and to the extent appropriate, the provision by Volcano to Medtronic of all necessary technical specifications, regulatory information and the like for the purpose of ensuring such compatibility and interface concurrently with the commercial introduction of any new IVUS consoles incorporating IVUS Assets and/or using or used with Product. Medtronic shall pay Volcano a reasonable and customary per diem rate for each Volcano employee providing services to Medtronic pursuant to this Section 3.2(b). Further, Medtronic shall reimburse Volcano for travel, direct and indirect costs, and other out-of-pocket costs reasonably incurred by Volcano in connection with such training upon submission by Volcano of appropriate documentation thereof.
     (c) Volcano will not consummate any disposition (whether by sale, merger, license, consolidation or otherwise) of all or any substantial portion of the IVUS Assets unless the purchaser thereof agrees to be bound by Volcano’s obligations under Section 3.2(b).
     (d) Notwithstanding anything herein to the contrary, the extent of access to Volcano’s facilities by the Medtronic Engineers or any other employees, agents or consultants of Medtronic, including access to specific areas of the facilities, access to Volcano personnel, and access to Volcano’s computer systems and network, shall all be determined and limited by Volcano, in Volcano’s reasonable discretion.
     3.3 Collaboration (formerly quarterly meetings). Volcano will participate in meetings with Medtronic personnel, at places and times to be reasonably agreed by the parties, on at least a quarterly basis to review and update the progress of any development of Products and related IVUS technology and potential applications of such developed technology in the Field.
     3.4 Termination.
     (a) Unless otherwise terminated pursuant to Section 3.4(b) below, the rights and obligations contained in Sections 3.1 and 3.2(a) shall terminate upon the later of (i) three (3) years from the date hereof; or (ii) the occurrence of a “Liquidity Event”. A “Liquidity Event” means: (A) Volcano sells all or substantially all of its assets, whether by merger, combination, sale of assets, sale of shares, licensing or other similar transaction; or (B) Volcano consummates an initial public offering of shares of its common stock.
     (b) Notwithstanding the termination provisions of Section 3.4(a) above, the rights and obligations contained in Section 3.1 and Section 3.2(a) shall terminate immediately if (i) Medtronic sells all or substantially all of its assets, whether by merger, combination, sale of assets, sale of shares, licensing or other similar transaction to any party listed on Exhibit C hereto; or (ii) either Medtronic or Volcano (A) becomes insolvent; (B) commences any action or proceeding under any bankruptcy or insolvency law for reorganization, arrangement, composition or similar relief; (C) has commenced against it any action or proceeding under any bankruptcy or insolvency law that remains undismissed or unstayed for a period of 60 days; or (D) makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business.
ARTICLE 4
LICENSE FEE
     4.1 License Fee. Upon execution of this Agreement, Medtronic shall pay to Volcano a fee in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (“License Fee”). No further payment of any type shall be due from Medtronic with respect to the licenses granted under this Agreement.
ARTICLE 5
VOLCANO’S OBLIGATIONS
     5.1 Medtronic Exclusivity.
     (a) Volcano will not, without the prior written consent of Medtronic, promote, market, supply, sell, transfer or otherwise dispose of any products or components that are covered by any Patent to any third party if Volcano should have known after making reasonable inquiry or has actual knowledge, that such third party intends or is likely to use, promote, market, supply, sell, transfer or otherwise dispose of any such products or components in the Exclusive Field. Prior to any sale, supply, transfer or other disposition to any third party of any products or components covered by any Patent, Volcano shall obtain the agreement of such third party that it will not use, promote, market, supply, sell, transfer or otherwise dispose of any such products or components in the Exclusive Field or resell such products or components for use in the Exclusive Field.
     (b) Notwithstanding anything to the contrary in Section 5.1(a), Section 5.1 (a) shall not apply to the existing terms and conditions of that certain Supply Agreement, dated as of June 30, 2003, by and between AVI Corp., a Delaware corporation, and JOMED, Inc. or the existing terms and conditions of that certain Supply Agreement, dated as of January 31, 2000, as amended, by and between TransVascular, Inc., a California corporation, and EndoSonics Corporation, a Delaware corporation (predecessor to JOMED, Inc.), which agreements will be assumed by Supplier in the JOMED Acquisition.
     5.2 Maintain Agreements in Force. Volcano shall comply with all of the provisions of, and shall maintain in full force and effect, all agreements with third parties which relates to the Volcano Technology in the Fields. Volcano shall promptly notify Medtronic if any such third party licensor alleges any breach by Volcano of any such license agreement directly related to the Volcano Technology in the Fields. Medtronic shall be entitled, but not obligated, to cure any alleged breach by Volcano of such license agreement related to the Volcano Technology in the Fields. Volcano agrees not to modify, waive or amend any provision of the Philips ATA without the prior written consent of Medtronic, which consent shall not be unreasonably withheld or delayed, if such modification, waiver or amendment would adversely impact Medtronic’s rights under this Agreement.
ARTICLE 6
INTELLECTUAL PROPERTY
     6.1 Ownership of Inventions.
     (a) Each of Volcano and Medtronic shall solely own all right, title and interest in and to any Inventions it solely conceives, reduces to practice or otherwise makes, develops or lawfully acquires (the “Sole Inventions”) and Volcano and Medtronic shall jointly own all right, title and interest in and to any Inventions that they jointly conceive, reduce to practice or otherwise make, develop or lawfully acquire after the Effective Date (the “Joint Inventions”). For purposes of this Section, an Invention which is the subject of a patent application shall be deemed to have been developed jointly by employees or consultants of Medtronic and Volcano, and thus be a Joint Invention, if at least one employee or consultant of each of Medtronic and Volcano is required to be named as an inventor in such application in order for such patent to be valid.
     (b) For any patentable Invention of Medtronic directly related to the Products developed pursuant to the licenses granted hereunder which is the subject of a patent application for which a Medtronic Engineer or a Medtronic employee involved in developing products pursuant to the licenses granted hereunder is required to be named as an inventor, Medtronic hereby grants to Volcano a fully paid, royalty-free, perpetual, irrevocable, sub-licensable, transferable, worldwide, non-exclusive license to such Invention to make, have made, use, import, distribute, sell, offer to sell and have sold products in any field outside of the Exclusive Field, to practice methods covered by the Invention in any field outside of the Exclusive Field, and otherwise to commercialize and exploit the Invention in any field outside of the Exclusive Field.
     6.2 Joint Inventions.
     (a) Volcano will not, without the prior written consent of Medtronic, except as contemplated in the Supply Agreement, (i) license or sublicense any Joint Invention to any third party, other than an Affiliate, for the purpose of making, having made, using, importing, distributing, selling, offering to sell or having Products sold for use in the Exclusive Field, (ii) promote, market, supply, sell, transfer or otherwise dispose of any Products for use in the Exclusive Field to any third party if, in regards to any of the above (i) or (ii), Volcano should have known after making reasonable inquiry or has actual knowledge, that such third party intends or is likely to promote or market any such Joint Inventions in the Exclusive Field. Prior to any sale, supply, transfer or other disposition to any third party of any Joint Invention, Volcano shall obtain the agreement of such third party that it will not promote or market any such Joint Invention in the Exclusive Field.

     (b) Notwithstanding anything to the contrary in Section 6.2(a), Section 6.2(a) shall not apply to the existing terms of that certain Supply Agreement, dated as of June 30, 2003, by and between AVI Corp., a Delaware corporation, and JOMED, Inc. (which provides for the supply of phased-array intravascular ultrasonic component products for AVI Corp.’s Josonics systems) or to the existing terms of that certain Supply Agreement, dated as of January 31, 2000, as amended, by and between TransVascular, Inc., a California corporation, and EndoSonics Corporation, a Delaware corporation (predecessor to JOMED, Inc.), which agreements will be assumed by Supplier in the JOMED Acquisition.
     6.3 Protection of Technology.
     (a) During the term of this Agreement, Volcano shall promptly inform Medtronic of any Invention, Joint Invention, improvement, amendment, upgrading or modification relating to the Technology which may be applicable or useful in the Fields acquired by Volcano or to which Volcano has rights.
     (b) Medtronic shall have the right, in Medtronic’s sole discretion, to control the filing, prosecution and maintenance of any Patent to the extent such Patent relate solely to the Exclusive Field. Medtronic will bear the expense of filing, prosecuting and maintaining any such U.S. and foreign patents and applications within the Patents. Medtronic shall, either directly or through its outside counsel, provide Volcano with copies of all filings and material correspondence pertaining to such patent prosecution activities, in a timely manner, so as to give Volcano an opportunity to comment thereon which comment Medtronic agrees to consider in good faith. Each party shall execute and deliver such forms of assignment, power of attorney and other documents which are necessary to give effect to the provisions hereof. If Medtronic determines not to exercise its right under this Section 6.3(b) to control the filing, prosecution and maintenance of any Patent, Volcano shall have the right but not the duty to file, prosecute and maintain of any such Patent.
     6.4 Prosecution of Infringement of Technology.
     (a) Each of Medtronic and Volcano shall promptly notify the other if it knows or has reason to believe that any of the rights to the Volcano Technology in the Fields are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened. The parties shall consult with each other as promptly as reasonably practicable to review actions to be taken in connection with such alleged infringement or misappropriation. Medtronic shall have the right to institute and control the prosecution of any such alleged infringement or misappropriation for its own account for any such alleged infringement or misappropriation of Volcano Technology to the extent they relate solely to the Exclusive Field.
     (b) In the event Medtronic elects to prosecute such alleged infringement or misappropriation for its own account Medtronic shall be solely responsible for payment of all costs and expenses it incurs in the prosecution and/or a negotiation of a settlement.

Medtronic shall retain any proceeds from such prosecution. Medtronic shall have the right to act in the name of, or on behalf of Volcano, and join Volcano as a party plaintiff to any such proceeding if Medtronic believes it is necessary or advisable to successfully prosecute such infringement or misappropriation. Volcano shall cooperate in connection with the initiation and prosecution by Medtronic of such suit or action.
     (c) If Medtronic determines not to exercise its right under this Section 6.4 to institute and control the prosecution of any such alleged infringement or misappropriation of Volcano Technology relating solely to the Exclusive Field, Volcano shall have the right but not the duty to prosecute such infringement or misappropriation. Medtronic shall cooperate in connection with the initiation and prosecution by Volcano of such suit or action.
     6.5 Sole and Joint Inventions. Except as set forth in Sections 6.3 and 6.4:
     (a) Each of Volcano and Medtronic shall control and bear all expenses associated with the prosecution, maintenance and enforcement of patents and patent applications covering its Sole Inventions (provided that such patents and patent applications do not also cover Joint Inventions).
     (b) Each of Volcano and Medtronic shall decide in writing, on a case-by-case basis, each of Volcano’s and Medtronic’s rights and obligations to (i) control or participate in prosecution, maintenance and enforcement of each patent or patent application covering a Joint Invention, (ii) bear expenses associated with such activities, and (iii) receive a share of patent enforcement awards. In the absence of any written agreement to the contrary, (1) Volcano and Medtronic shall have an equal, undivided interest in such Joint Inventions, (2) Volcano and Medtronic shall jointly control patent prosecution, maintenance and enforcement, and (3) Volcano and Medtronic shall share equally both expenses and awards from patent prosecution, maintenance and enforcement.
     6.6 Protect Information. Each party agrees to maintain the confidentiality of all non-public information regarding the Volcano Technology, including but not limited to the status of any patent applications included in the Patents. Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     7.1 Representations of Volcano. Volcano represents, warrants and covenants to Medtronic as of the Effective Date that:

     (a) Volcano is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.
     (b) Volcano has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement and, when executed and delivered by Volcano, this Agreement shall constitute the valid and legally binding agreement of Volcano enforceable against Volcano in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or bylaws of Volcano or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which Volcano is a party or by which Volcano or any of its assets is bound.
     (d) To Volcano’s knowledge after due inquiry, Volcano owns, or has valid and subsisting license rights (with the right to sublicense) to, all of the Volcano Technology within the Fields. To Volcano’s knowledge, no current employee, officer, agent or consultant of Volcano has any rights in or to any of the Volcano Technology within the Fields. To Volcano’s knowledge and without independent investigation, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or conflicted with the Volcano Technology within the Fields or currently is infringing, misusing, misappropriating or conflicting with such Volcano Technology within the Fields.
     (e) To Volcano’s knowledge and without independent investigation, there are no actions, suits, claims, disputes or proceedings or governmental investigations pending or threatened against Volcano or any of its Affiliates with respect to the Volcano Technology, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country. To Volcano’s knowledge, Volcano has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country, which failure in any case would in any material respect impair any rights of Medtronic under this Agreement.

     (f) All Patents identified in Exhibit B have the status indicated therein and all applications are still pending in good standing and have not been withdrawn or abandoned. The Patents identified in Exhibit B constitute all of the current patents and patent applications of Volcano having applicability to the Volcano Technology within the Fields. Volcano has made all statutorily required filings, if any, to record its interest in the Patents identified in Exhibit B.
     (g) To Volcano’s knowledge after due inquiry, the IVUS Assets represent substantially all of the assets associated with the intravascular ultrasound business of JOMED, Inc. and its affiliates.
     (h) Volcano has full right and authority to grant the licenses herein granted. Except as expressly made in this Section 7.1, Volcano makes no warranties or representations whatsoever regarding the validity or the scope of the Volcano Technology, or the specific utility or application of any of the Volcano Technology.
     (i) Volcano has not granted any license or other rights in the Phillips Technology to any other party. Notwithstanding anything to the contrary in this Section 7.1 and except as set forth in the previous sentence, Volcano makes no representations or warranties whatsoever regarding the (A) Philips Technology or (B) any rights or obligations of Volcano to AVI Corp. or TransVascular, Inc. or their Affiliates, pursuant to any existing terms of the agreements with AVI Corp. or TransVascular, Inc. or their Affiliates, assumed by Volcano in the Jomed Acquisition.
     7.2 Representations of Medtronic. Medtronic represents, warrants and covenants to Volcano as of the Effective Date that:
     (a) Medtronic is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of Ireland and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.
     (b) Medtronic has taken all necessary corporate action under the laws of the state of its incorporation and its articles of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Medtronic, this Agreement shall constitute the valid and legally binding agreement of Medtronic enforceable against Medtronic in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles and bylaws of Medtronic or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which Medtronic is a party or by which Medtronic or any of its assets is bound.
ARTICLE 8
INDEMNIFICATION
     8.1 Indemnification by Volcano. Volcano shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “Medtronic”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation, compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) (collectively, “Claims”) which Medtronic may incur or suffer or with which it may be faced arising out of or based upon the breach by Volcano of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Medtronic by Volcano in connection with the transactions hereunder.
     8.2 Indemnification by Medtronic. Medtronic shall indemnify, defend and hold harmless Volcano and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “Volcano”) against and in respect of any and all Claims which Volcano may incur or suffer or with which it may be faced arising out of or based upon (i) the breach by Medtronic of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Volcano by Medtronic in connection with the transactions hereunder or (ii) Medtronic’s hiring or retention of the Medtronic Engineers or the Medtronic Engineers’ activities and/or presence at Volcano’s facilities, including without limitation, workers compensation Claims, employment related Claims, personal injury Claims and Claims relating to the misappropriate of trade secrets, unless such Claims are caused by Volcano’s acts, including, but not limited to, gross negligence or intentional misconduct.
     8.3 Third Party Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party except to the extent that the failure to give timely notice adversely affects the indemnifying party’s ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any Lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to this Article 8. So long as the indemnifying party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim. The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to, or submitted in connection with, the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.
ARTICLE 9
MISCELLANEOUS
     9.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or permitted assigns of the parties hereto. Medtronic may assign or otherwise transfer its rights and obligations under this Agreement. Volcano may not assign or transfer in any manner (whether by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise) any of its rights or obligations under this Agreement except to an Affiliate of Volcano or any person who succeeds to substantially all of the assets and business of Volcano relating to the IVUS Assets. Any prohibited assignment or transfer shall be null and void.
     9.2 Complete Agreement. This Agreement and the agreements referred to herein, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.
     9.3 Governing Law. The formation, legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws; provided, however, that nothing in California procedural law shall be deemed to alter or affect the applicability of the rules of the Federal Arbitration Act as governing arbitration of disputes as provided in Section 9.14 and, provided further, that no California laws or rules of arbitration shall be applicable. Subject to Section 9.14, the parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the county in which arbitration is conducted with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby, and irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.
     9.4 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by Volcano and Medtronic.
     9.5 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:
     if to Medtronic, to:
Medtronic, Inc.
710 Medtronic Parkway NE
Minneapolis, MN 55432-5604
     with separate copies thereof addressed to

Attention:	General Counsel
Mail Stop LC400
Telecopier No.: (763) 572-5459

and

Attention:	Vice President and Chief Development Officer
Mail Stop LC390
Telecopier No.: (763) 505-2542

and

Medtronic AVE
3576 Unocal Place
Santa Rosa, CA 95403
Attention:	General Counsel
Telecopier No.: (707) 541-3190
     if to Volcano to:
      Volcano Therapeutics, Inc.

2870 Kilgore Road
Rancho Cordova, California 95670
Telecopier No.: (916) 638-7976
Attn: Vincent J. Burgess, Vice President, Marketing and Business Development
Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).
     9.6 Expenses. Volcano and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.
     9.7 Titles and Headings; Construction. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     9.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.
     9.9 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.
     9.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.11 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive termination of this Agreement and remain in full force and effect. No independent investigation of Volcano by Medtronic, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by Volcano in this Agreement.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.
     9.13 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents,

and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.
     9.14 Arbitration. Any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be settled in accordance with the Exhibit D attached hereto. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.
     9.15 Public Announcement. Neither party will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law, rule, regulation, order or stock exchange regulation, and except for communications to employees; provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information. In particular, prior to such disclosure, each party shall use its best efforts to redact the royalty rates and payment terms specified herein and each party shall provide the other the opportunity to redact other information and seek confidential treatment of any such disclosure.
     9.16 Medtronic Guaranty. Medtronic, Inc. hereby guaranties the performance by AVE Galway Limited of AVE Galway Limited’s obligations under this License Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate for each, and to be dated as of the date first above-written.

VOLCANO THERAPEUTICS, INC.

/s/ Scott Huennekens

By:	Scott Huennekens
Its:	President & CEO

AVE GALWAY LIMITED

/s/ Mark A. Schlossberg

By:

Its:

MEDTRONIC, INC.

/s/ Arthur D. Collins, Jr.

By:	Arthur D. Collins, Jr.
Its:	Chairman of the Board and Chief Executive Officer

EXHIBIT A
JOMED Engineers

EXHIBIT B
PATENTS
I. Summary of JOMED, Inc. IVUS Patents

Country:	Appl/Patent Nr.:	Date:
1) TrakBack Positioning Device
Canada	2383941	31-Aug-00

Europe	00959903.6	31-Aug-00

Japan	2001/521384	31-Aug-00

United States	09/391071	4-Sep-99
Granted as	US6224586	l-May-01

PCT	US00/24340	31-Aug-00

2) Brachytherapy Planning (Co-Assigned to Cleveland Clinic Foundation)
United States	09/505388	16-Feb-00
Granted as	US6224586	l-May-01

3) Forward-Looking IVUS
Canada	2395631	7-Feb-0l

Europe	01908904.4	6-Aug-02

Japan	2001/557697	7-Feb-0l

United States	09/501106	9-Feb-00
Granted as	US6457365	l-Oct-02

United States	10/174412	18-Jun-02

United States	10/243823	13-Sep-02

PCT	01/103894	7-Feb-0l

4) OptiTrak
United States	10/109191	28-Mar-02

5) IVUS
Canada	581371	26-Oct-88
Granted as	CA1306050	4-Aug-92

Germany	89901828.7	20-Oct-88
Granted as	P3854838.0	27-Dec-95

Europe	89901828.7	20-Oct-88

Country:	Appl/Patent Nr.:	Date:
Granted as	EP0339087	27-Dec-95
Perfected in France, Great Britain, Italy, the Netherlands

Japan	501770/89	20-Oct-88
Granted as	JP2020066	19-Feb-96

United States	114351	27-Oct-87
Granted as	US4917097	17-Apr-90

PCT	US88/04036	20-Oct-88

6) JOSONICS ESON
Canada	2076378	31-Dec-91
Granted as	CA2076378	27-Apr-99

Europe	92904268.7	31-Dec-91
Granted as	EP0519060	25-Sep-96
Perfected in Germany, France, Great Britain, Italy

Japan	504415/92	31-Dec-91
Granted as	JP2552421	22-Aug-96

United States	638192	7-Jan-91
Granted as	US5167233	1 -Dec-92

PCT	US91/09821	31-Dec-91

7) Ringdown ESON
Canada	2112391	19-Jun-92
Granted as	CA2112391	20-Mar-0l

Europe	92914893.0	19-Jun-92

Japan	501556/93	19-Jun-92
Granted as	JP3194582	l-Jun-01

United States	719804	24-Jun-91
Granted as	US5183048	2-Feb-93

PCT	US92/05156	19-Jun-92

8) Multi-Sectioned IVUS
Canada	2133475	14-Jan-94
Granted as	CA2133475	14-Jul-98

Canada	2235947	14-Jan-94

Europe	94906070.1	14-Jan-94

Europe	96202546.6	14-Jan-94
Granted as	EP0750883	24-Apr-02
Perfected in Switzerland, Germany, France, Great Britain, Italy, Lichtenstein, Netherlands

Japan	518040/94	14-Jan-94

Country:	Appl/Patent Nr.:	Date:
United States	012251	l-Feb-93
Granted as	US5368037	29-Nov-94

United States	516538	18-Aug-95
Granted as	US5603327	18-Feb-97

PCT	US94/00474	14-Jan-94

9) Wrap Transducer ESON
United States	712166	ll-Sep-96
Granted as	US5779644	14-Jul-98

United States	935930	23-Sep-97
Granted as	US5938615	17-Aug-99

United States	09/324692	2-Jun-99
Granted as	US6123673	26-Sep-00

United States	09/658323	8-Sep-00
Granted as	US6283920	4-Sep-0l

United States	09/906302	16-Jul-0l

10) ChromaFlo
Canada	2163213	19-Apr-95
Granted as	CA2163213	25-May-99

Europe	95917583.7	19-Apr-95

Japan	528280/95	19-Apr-95
Granted as	JP3188470	ll-May-01

United States	234848	28-Apr-94
Granted as	US5453575	26-Sep-95

PCT	US95/04776	19-Apr-95

11) Flexible Substrate
Canada	2211196	23-Dec-96

Europe	96945048.5	23-Dec-96

United States	578226	26-Dec-95

United States	712576	13-Sep-96

PCT	US96/20655	23-Dec-96

12) Flexible Substrate2
Canada	2226194	31-Dec-97

Europe	98200020.0	7-Jan-98

United States	780437	8-Jan-97

Country:	Appl/Patent Nr.:	Date:
Granted as	US5857974	12-Jan-99

United States	974677	19-Nov-97
Granted as	US6049958	18-Apr-00

United States	09/550864	17-Apr-00

13) ChromaFlo2
Canada	2234191	7-Apr-98

Europe	98201041.5	2-Apr-98

Japan	95883/98	8-Apr-98

United States	827724	8-Apr-97
Granted as	US5921931	13-Jul-99

14) JOSONICS ESON2
Canada	2254474	24-Nov-98

Europe	98309885.6	2-Dec-98

Japan	348051/98	8-Dec-98

United States	987465	9-Dec-97
Granted as	US5876344	2-Mar-99

United States	09/234967	21-Jan-99
Granted as	US6080109	27-Jun-00

15) Ringdown2 ESON
Canada	2308457	25-Aug-99
Granted as	CA2308457	22-Aug-00

Europe	99943907.8	5-May-00

Japan	00/569701	25-Aug-99

United States	09/153819	15-Sep-98
Granted as	US6036650	14-Mar-00

PCT	US99/19392	25-Aug-99

16) Brachytherapy (Co-Assigned to Cleveland Clinic Foundation)
Canada	2276893	5-Jul-99

Europe	98302179.1	24-Mar-98

Europe	99202338.2	15-Jul-99

Japan	81973/98	27-Mar-98

Japan	203758/99	16-Jul-99

Country:	Appl/Patent Nr.:	Date:
United States	827489	28-Mar-97
Granted as	US6033357	7-Mar-00

United States	09/118308	16-Jul-98
Granted as	US6309339	30-Oct-01

United States	09/114594	13-Jul-98
Granted as	US6077213	20-Jun-00

United States	09/436666	10-Nov-99
Granted as	US6387035	14-May-02

United States	09/614662	12-Jul-00

United States	09/876481	6-Jun-0l

17) Brachytherapy Wire (Co-Assigned to Cleveland Clinic Foundation)
United States	886602	l-Jul-97
Granted as	US6024690	15-Feb-00

PCT	US98/13074	24-Jun-98

18) Palpography
Canada	2246687	5-Oct-98

Europe	97203072.0	6-Oct-97

Japan	284546/98	6-Oct-98

United States	09/166016	5-Oct-98
Granted as	US6165128	26-Dec-00

19) IVUS Flow
Canada	2270534	2-Sep-97

Europe	97940463.9	2-Sep-97

Japan	521243/98	2-Sep-97

Japan	21000	6-May-99

United States	09/297538	3-May-99
Granted as	US6213950	10-Apr-0l

United States	09/748464	26-Dec-00

PCT	NL97/00504	2-Sep-97

20) TrakBack ESON
Europe	98905289.9	9-Jan-98

United States	09/331951	2-Nov-99
Granted as	US6290675	21-May-0l

Country:	Appl/Patent Nr.:	Date:
PCT	EP98/00151	9-Jan-98

21) Swivel Tip (Co-Assigned to Cleveland Clinic Foundation)
United States	09/354992	16-Jul-99
Granted as	US6290693	18-Sep-0l

United States	09/955321	17-Sep-0l

JOMED N.V. IVUS Patents

Country:	Appl/Patent Nr.:	Date:
1) EagleEye
United States	10/233870	29-Aug-02

2) Hawk
United States	10/233893	29-Aug-02

3) EagleEye Microcable
United States	60/413267	23-Sep-02

4) IVUS Measurement Indicia
United States	10/265515	4-Oct-02

5) Palpographic Enhancements
United States	60/431575	6-Dec-02

6) Vulnerable Plaque
United States	10/127052	19-Apr-02

United States	10/232429	28-Aug-02

United States	10/232428	28-Aug-02

United States	10/393665	21-Mar-03

PCT	US03/12113	18-Apr-03

PCT	US03/12114	18-Apr-03

EXHIBIT C
Prohibited Assignees
1.	Boston Scientific Corporation

2.	Terumo

3.	Aloka Co., Ltd.

4.	Philips

5.	General Electric

6.	Toshiba

7.	Siemens

8.	Any of the above entities’ Affiliates or their ultrasound business unit successors or assigns.

EXHIBIT D
Arbitration Procedures
1) Negotiations. If any dispute arises between Volcano and Medtronic with respect to the License Agreement (the “Agreement”), or any alleged breach thereof, any party may, by written notice to the other party, have such dispute referred to their respective designees listed below or their successors for attempted resolution by good faith negotiations within 30 days after such notice is received. Such designees are as follows:
For Volcano — the Vice President, Marketing and Business Development of Volcano or his/her designee
For Medtronic — the President of Medtronic AVE, Inc.
Any settlement reached by the parties under this Section 1 shall not be binding until reduced to writing and signed by the above-specified designees of Medtronic and Volcano. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the designees are unable to resolve such dispute within such 30-day period, any party may invoke the provisions of Section 2 below.
     2) Arbitration. All claims, disputes, controversies, and other matters in question arising out of or relating to the Agreements, including claims for Indemnifiable Losses and disputes regarding the making of the Agreements, including claims of fraud in the inducement, or to the alleged breach hereof, shall be settled by negotiation between the parties as described in Section 1 above or, if negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in Section 3 and 4 below.
     3) Notice. Notice of demand for binding arbitration shall be given in writing to the other party and shall be delivered personally or by facsimile (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as provided in the Agreement.
     Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile (upon appropriate electronic confirmation of successful transmission)) or on the day shown on the return receipt (if delivered by mail or delivery service). In no event may a notice of demand of any kind be filed more than two years after the date of the claim, dispute, controversy, or other matter in question was asserted by one party against another, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

     4) Binding Arbitration. Upon filing of a notice of demand for binding arbitration by any party hereto, arbitration shall be commenced and conducted as follows:
     (a) Arbitrators. All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by a standing panel of three independent arbitrators, one selected by each of Volcano and Medtronic’s representative and the third by the two arbitrators so selected; provided, if the amount in controversy (including reasonably anticipated future amounts or payments under the Agreement affected by such arbitrated matter) is under $300,000, a single arbitrator will be used. The third (or the single arbitrator, if applicable) shall be a former judge of one of the U.S. District Courts or one of the U.S. Court of Appeals or such other classes of persons as the parties may agree. Selection of arbitrators shall be made within 30 days after the date of the first notice of demand given pursuant to Section 3 and within 30 days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to removal for just cause or resignation or disability; provided, however, an arbitrator can be removed by the party who appointed the arbitrator, or in the case of the third arbitrator, by either party for any reason at any time when no matter is in arbitration.
     (b) Cost of Arbitration. The cost of each arbitration proceeding, including without limitation the arbitrators’ compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by the parties if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys’ fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.
     (c) Location of Proceedings. An arbitration proceeding shall be held in San Francisco, California, unless the parties agree otherwise.
     (d) Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations: Document discovery and other discovery shall be under the control of and enforceable by the arbitrators. The arbitrators shall permit and facilitate such other discovery as they shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The arbitrators shall decide discovery disputes. The arbitrators are empowered:
     (i) to issue subpoenas to compel pre-hearing document or deposition discovery;
     (ii) to enforce the discovery rights and obligations of the parties; and

     (iii) to otherwise control the scheduling and conduct of the proceedings.
     Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding and render a final decision within six months after the pre-hearing conference.
     (e) Pre-hearing Conference. Within 45 days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.
     (f) Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:
     (i) Documents shall be self-authenticating, subject to valid objection by the opposing party;
     (ii) Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;
     (iii) Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party 30 days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;
     (iv) The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and
     (v) The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.
     (g) Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the rules of the Federal Arbitration Act and the laws of the State of California shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

     (h) Consolidation. No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.
     (i) Award. The arbitrators shall be required to render their final decision within six months after the pre-hearing conference. The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive or presumptive damages. The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification, except in the event of fraud or gross misconduct on the part of the arbitrators.
     (j) Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.
     (j) Entry of Judgment. The rulings of the arbitrators and allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction hereunder.